Exhibit 5.0

March 26, 2013

Board of Directors

Virginia National Bankshares Corporation

404 People Place

Charlottesville, Virginia 22911

Ladies and Gentlemen:

We have acted as counsel to Virginia National Bankshares Corporation, a Virginia corporation (the “Holding Company”), in connection with the preparation of its Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of [2,690,220] shares (the “Shares”) of the Holding Company’s common stock, par value $2.50 per share (“Holding Company Common Stock”), issuable pursuant to the Reorganization Agreement and Plan of Share Exchange, dated as of March 6, 2013 (the “Agreement”), by and between Virginia National Bank (the “Bank”) and the Holding Company, whereby each share of common stock, par value $2.50 per share of the Bank (“Bank Common Stock”), will be exchanged for one share of Holding Company Common Stock pursuant to the terms and conditions set forth in the Agreement.

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Holding Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Holding Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Holding Company and others.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Bank Common Stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

951 East Byrd Street, Eighth Floor

Richmond, Virginia 23219

Phone: 804.783.2003 \ Fax: 804.783.2294

CALIFORNIA \ CONNECTICUT \ MASSACHUSETTS \ MICHIGAN \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ VIRGINIA \ WASHINGTON, D.C.

Virginia National Bankshares Corporation

March 26, 2013

The foregoing opinions are limited to the laws of the Commonwealth of Virginia and the federal laws of the United States of America in effect as of the date hereof, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LeClairRyan, A Professional Corporation

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